As filed with the Securities and Exchange Commission on June 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SONICWALL, INC.

(Exact name of Registrant as specified in its charter)

CALIFORNIA	77-0270079
(State of incorporation)	(I.R.S. Employer Identification Number)

1143 Borregas Avenue

Sunnyvale, CA 94089

(Address, including zip code, of Registrant’s principal executive offices)

SONICWALL, INC. 1998 STOCK OPTION PLAN

SONICWALL, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN

SONICWALL DEFERRED COMPENSATION PLAN

(Full titles of the plans)

Frederick M. Gonzalez

Vice President, General Counsel and

Corporate Secretary

SONICWALL, INC.

1143 Borregas Avenue

Sunnyvale, CA 94089

(408) 745-9600

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Page Mailliard, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, without par value: Reserved for future issuance under the SonicWALL, Inc. 1998 Stock Option Plan, as amended	2,744,520 shares	$8.41	(1)	$23,081,413.20	$2,924.42
Common Stock without par value: Reserved for future issuance under the SonicWALL, Inc. 1999 Employee Stock Purchase Plan	1,500,000 shares	$7.15	(2)	$10,725,000.00	$1,358.86
Deferred Compensation Obligations(3)	$3,000,000.00	100%	(3)	$3,000,000.00	$380.10
Total:				$36,806,413.20	$4,663.38

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices per share of the Company’s Common Stock as reported on the Nasdaq National Market System on June 24, 2004, which was $ 8.41 per share.

(2)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon 85% of the price per share of $ 8.41, which was the average of the high and low prices per share of the Common Stock as reported on the Nasdaq National Market on June 24, 2004.

(3)	The Deferred Compensation Obligations are unsecured general obligations of SonicWALL, Inc. to pay deferred compensation in the future in accordance with the terms of the SonicWALL Deferred Compensation Plan.

SONICWALL, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	SonicWALL, Inc.’s (the “Company” or the “Registrant”) Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2004, filed pursuant to Section 13 of the Exchange Act.

(3)	All other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s filing referred to in paragraph (1) above.

(4)	The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A as filed pursuant to Section 12(g) of the Exchange Act on October 19, 1999.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4.	Description of Securities.

Deferred Compensation Obligations:

The securities being registered under the SonicWALL Deferred Compensation Plan (the “Compensation Plan”) represent obligations (the “Obligations”) of the Company to pay deferred compensation in the future in accordance with the terms of the Compensation Plan, which is filed as Exhibit 10.4 to this Registration Statement.

The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future according to the terms of the Compensation Plan from the general assets of the Company, and rank equally with other unsecured and unsubordinated indebtness of the Company.

The amount of eligible compensation to be deferred by each participant is determined in accordance with the terms of the Compensation Plan based on elections by the participant, which generally shall not exceed 80% of base salary, plus up to 100% of bonus compensation and commissions. Amounts credited to a participant’s account are credited with deemed investment returns equal to the experience of selected investment funds offered under the Compensation Plan and elected by the participant. The Obligations are generally payable upon a date or dates selected by the participant in accordance with the terms of the Compensation Plan. The Obligations are generally payable in the form of a lump-sum distribution or in installments, at the election of the participant made in accordance with the terms of the Compensation Plan.

A participant may designate one or more beneficiaries to receive any portion of any Obligations payable in the event of the participant’s death.

The Compensation Plan may be amended or terminated at any time and for any reason, except that no amendment or termination shall have any retroactive effect to reduce any amounts credited to a participant’s account. If the Compensation Plan is terminated, the payment of the Obligations will be accelerated.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act.

Article V of the Registrant’s Amended and Restated Articles of Incorporation provides for indemnification of directors and officers to the maximum extent permitted by California law. Pursuant to the authority provided by its Amended and Restated Articles of Incorporation, the Registrant has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections.

Article VI of the Registrant’s Bylaws provides (subject to certain limitations) for indemnification to the maximum extent permitted by the Corporations Code of California of agents of the Registrant, including officers and directors, who were or are parties to any action or proceeding against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with all threatened, pending or completed actions or proceedings, including civil, criminal, administrative and investigative actions and proceedings that arise by reason of the fact that any such persons are or were agents of the Registrant.

The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, PC as to legality of securities being registered.

10.1*	SonicWALL, Inc. 1998 Stock Option Plan, as amended.

10.2**	Form of Stock Option Agreement under the SonicWALL, Inc. 1998 Stock Option Plan, as amended.

10.3	SonicWALL, Inc. 1999 Employee Stock Purchase Plan, as amended.

10.4	SonicWALL Deferred Compensation Plan.

23.1	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).

23.2	Consent of Wilson Sonsini Goodrich & Rosati, PC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-85997), which became effective on November 9, 1999.

**	Incorporated by reference to the Registrant’s Filing on Schedule TO (File No. 005-58485), filed on January 9, 2003.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on June 29, 2004.

SONICWALL, INC.

By:	/s/ MATTHEW MEDEIROS
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew Medeiros and Frederick M. Gonzalez, each of them, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Medeiros Matthew Medeiros	President and Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2004

/s/ Kathleen M. Fisher Kathleen M. Fisher	Chief Financial Officer (Principal Financial Officer)	June 29, 2004

/s/ Robert Knauff Robert Knauff	Chief Accounting Officer (Principal Accounting Officer)	June 29, 2004

/s/ Charles Kissner Charles Kissner	Chairman of the Board	June 29, 2004

/s/ Edward Thompson Edward Thompson	Director	June 29, 2004

/s/ Robert M. Williams Robert M. Williams	Director	June 29, 2004

/s/ Cary Thompson Cary Thompson	Director	June 29, 2004

/s/ David Garrison David Garrison	Director	June 29, 2004

SONICWALL, INC.

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, PC as to legality of securities being registered.

10.1*	SonicWALL, Inc. 1998 Stock Option Plan, as amended.

10.2**	Form of Stock Option Agreement under the SonicWALL, Inc. 1998 Stock Option Plan, as amended.

10.3	SonicWALL, Inc. 1999 Employee Stock Purchase Plan, as amended.

10.4	SonicWALL Deferred Compensation Plan.

23.1	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).

23.2	Consent of Wilson Sonsini Goodrich & Rosati, PC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File #333-85997), which became effective on November 9, 1999.

**	Incorporated by reference to the Registrant’s Filing on Schedule TO (File No. 005-58485), filed on January 9, 2003.